Exhibit 99.1

Anchor Glass Container Corporation Reports 2005 First Quarter Results
- Inventory Reduced in Q1; Additional Reductions Taken in Corporate Headcount -

TAMPA, Florida, May 6, 2005 — Anchor Glass Container Corporation (NASDAQ:AGCC) today reported unaudited financial results for its first quarter ended March 31, 2005. First quarter 2005 net sales decreased to $179.3 million from $189.6 million in the prior year. First quarter 2005 net loss was $12.7 million, or $(0.52) per common share compared to a loss of $4.3 million in the prior year, or $(0.17) per common share. The current quarter figure includes continuing charges related to restructuring activities of $1.4 million, or $(0.06) per share. The net loss was offset in part by a gain of $3.1 million, or $0.13 per share, related to the sale of a non-operating property. Shares outstanding used to calculate per share amounts increased to 24,673,838 in the first quarter 2005 from 24,516,244 a year ago.

Peter Reno, Anchor Glass’ interim Operating Committee chairman, stated, “Anchor’s first quarter results were impacted by lower volumes and higher costs for raw materials and energy. Glass demand in the beer category, which represents the majority of our business portfolio, continues to be impacted by consumer demand softness. We were able to offset some of this lost revenue, however, with higher shipments in the liquor category where we saw year-over-year gains. On the cost side, energy and raw material expenses remain volatile and significantly above prior year levels. We were able to mitigate some of this impact, however, as recent contract changes that took effect in 2005 allowed us to pass on a portion of our higher natural gas costs to certain customers.”

Mr. Reno continued, “The capacity adjustments we made in the fourth quarter of 2004 enabled us to reduce finished goods inventories in the first quarter, contrary to the typical build experienced in this time period. We also continue to implement cost reduction and efficiency programs developed through our comprehensive operational review to improve our operating results in this challenging period of rising costs and softer sales. These programs included a further reduction in force at our corporate office in April, a difficult but necessary action. We are adhering to our 2005 capital spending budget of $30-35 million, and are focused on reducing working capital requirements to improve cash generation. Lastly, we are developing sales opportunities in higher-margin specialty glass products, leveraging Anchor Glass’ differentiating capabilities in these product areas.”

Early in the second quarter, as indicated above, the company implemented a reduction in force of its corporate and support personnel. As a result of this action, Anchor Glass will record a charge of approximately $0.8 million in the second quarter. In aggregate, corporate and support headcount reductions since the fourth quarter of 2004 total approximately 20%. Anchor Glass anticipates that total restructuring charges associated with its operational review will approximate $52.6 to $54.0 million, of which $50.1 million has already been recorded through the first quarter of 2005. The company expects to record $1.7 million of this charge during the second quarter, including the $0.8 million figure mentioned above.

First Quarter 2005 Financial Review
Sales decreases in the first quarter 2005 versus last year’s first quarter reflect lower beer and ready-to-drink volumes, offset by increases in the liquor category. Decline in beer shipments reflect continuing reduced market place demand; the ready-to-drink decrease is a result of the absence of last year’s non-contracted volume shipments. Liquor sales showed strong year-over-year improvements as new business shipments have ramped to full rate levels. All other product category shipments were, in total, comparable to prior year levels. Total volume decreased 5.0% in the quarter from the first quarter of last year.

First quarter 2005 loss from operations of $1.9 million compares to an operating profit of $7.5 million in the prior year. Excluding first quarter restructuring charges and the gain on the sale of a non-operating property, loss from operations on a non-GAAP basis was $3.6 million. Higher year-over-year energy costs that could not be fully passed through to customers totaled $6.6 million, or $(0.27) per share, which includes higher natural gas costs, higher transportation and raw material costs due to rising fuel prices, and higher cost for electricity. A portion of these costs, primarily the portion related to natural gas, will be partially recovered in second quarter 2005 based upon the contracted pricing formulas in place with certain customers.

The $9.4 million decrease in income from operations in the first quarter versus last year mainly reflects:

•	Unfavorable margin impact of $5.5 million primarily due to lower volumes and higher freight

•	Higher energy costs as described above totaling $6.6 million

•	Increased costs of raw materials, primarily soda ash, totaling $1.0 million

•	Charges of $1.4 million for on-going restructuring charges associated with the operational review

•	Gain on sale of non-operating property and other assets totaling $3.3 million

•	Favorable productivity improvements and efficiencies totaling $1.7 million, before giving effect to unplanned downtime at a facility due to a weather-related power loss

•	One-time gain of $0.8 million from a legal settlement related to vendor pricing

•	Lower depreciation expense totaling $0.5 million

Capital spending in the quarter totaled $8.9 million compared to $20.9 million last year. Most of the spending was for maintenance and molds to support production. There are no major capital projects planned for 2005 and the company continues to plan capital expenditures in the range of $30-$35 million for 2005.

Operational Review
The company continues to employ and implement initiatives developed through its review of operations to increase asset productivity, improve working capital efficiency, reduce capital spending and boost cash flow generation. Initiatives implemented in the first quarter included lowering freight expenses by increasing load utilization and reducing effective costs on certain materials and supplies through negotiated vendor rebates. In the second quarter, the company is targeting cost reductions through the above-mentioned reduction in force, plant process improvements, and warehouse consolidation and further logistical enhancements.

Liquidity
On February 14, 2005, Anchor entered into an amendment with its lenders under its existing revolving credit facility to modify the fixed charge coverage ratio under the facility for the remainder of 2005 as the company seeks to reduce costs and improve cash flow generation. In addition, the lenders waived the company’s failure to comply with its fixed charge coverage ratio covenant as of December 31, 2004. The required minimum fixed charge coverage ratios for the balance of 2005, determined on cumulative year to date results through the measurement date, are as follows:

March	.29:1.0	June	.58:1.0	September	.76:1.0	December	.75:1.0
April	.40:1.0	July	.66:1.0	October	.79:1.0
May	.50:1.0	August	.71:1.0	November	.80:1.0

Our actual fixed charge coverage ratio for March 2005 was .44:1.0 and the Company is currently in compliance with this covenant. Anchor has also entered into a similar agreement and waiver with its lender under its capital lease arrangements, which had an outstanding balance of $11.3 million at March 31, 2005.

Also on February 14, 2005, Anchor entered into a $20 million revolving credit facility with Madeleine L.L.C., an affiliate of its largest stockholders, funds and accounts managed by Cerberus Capital Management L.P. and its affiliates. As availability under the new facility is not subject to a borrowing base, the new facility provides the company with liquidity in excess of that provided by the borrowing base under its $115 million primary lending facility. At the end of April, combined availability under both facilities was approximately $20 million.

The new revolving credit facility matures on August 30, 2007, contemporaneously with the maturity of the company’s existing revolving credit facility, and bears interest on drawn portions thereof at LIBOR plus 8%. Interest on the new facility is payable in kind through June 30, 2005 and if availability under the company’s existing revolving credit facility is less than an agreed upon threshold. The new revolving credit facility is secured by a second lien on the company’s inventory, receivables and general intangibles.

First Quarter Conference Call
Anchor Glass will discuss first quarter 2005 results during a conference call today, Friday, May 6, 2005 at 9:00 a.m. Eastern Time. Interested parties may listen to the call at www.shareholder.com/anchor/medialist.cfm or via the conference call line at (877) 502-9276. A replay of the conference call will be available until May 13, 2005 at www.shareholder.com/anchor/medialist.cfm or by phone at (888) 203-1112 or at (719) 457-0820, confirmation number 9840977.

Forward-Looking Statements
This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials and freight; the company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the company’s dependence on certain executive officers; and changes in environmental and other government regulations. The company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the company’s annual report on Form 10-K, which could cause actual results to differ from those projected. The company disclaims any obligation to update any forward-looking statements.

About Anchor
Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has eight strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.

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Anchor Glass Container Corporation
Financial Summary
Dollars in thousands. Unaudited.

Statement of operations data
First quarter ended March 31,

	2005	2004
Net sales	$179,322	$189,561
Cost of products sold	175,906	174,995
Restructuring charges	1,413	—
Selling and administrative expenses	7,055	7,091
Gain on sale of non-operating property	(3,117)	—

Income (loss) from operations	(1,935)	7,475
Other income, net	1,841	396
Interest expense	(12,661)	(12,141)

Net loss	$(12,755)	$(4,270)

Basic and diluted net loss per share	$(0.52)	$(0.17)

Basic and diluted weighted average number of common shares outstanding	24,673,838	24,516,244

Balance sheet data

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$127	$111
Accounts receivable	49,539	35,601
Inventories	125,564	126,010
Other current assets	12,255	11,993

Total current assets	187,485	173,715
Property, plant and equipment, net	453,971	463,682
Other assets	14,226	13,742
Intangible assets	5,858	6,056

	$661,540	$657,195

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Borrowings under revolving credit facilities	$71,242	$50,880
Current maturities of long-term debt	9,458	9,338
Other current liabilities	116,826	120,658

Total current liabilities	197,526	180,876
Long-term debt	409,966	412,475
Long-term post-retirement liabilities	40,942	41,145
Other long-term liabilities	18,128	18,409

	469,036	472,029
Commitments and contingencies
Stockholders’ equity (deficit)	(5,022)	4,290

	$661,540	$657,195

Cash flow data
First Quarter ended March 31,

	2005	2004
Cash flows from operating activities:
Net loss	$(12,755)	$(4,270)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	15,988	16,627
Amortization	1,068	969
Amortization of financing fees	464	435
Restructuring charges	1,413	—
Gain on sale of property and equipment	(3,308)	—
Other	(46)	70
Restructuring payments	(7,104)	—
Principal payments under the PBGC Agreement	(1,268)	(1,159)
Decrease in cash resulting from changes in assets and liabilities	(7,767)	(40,292)

	(13,315)	(27,620)
Cash flows from investing activities:
Expenditures for property, plant and equipment	(8,893)	(20,912)
Proceeds from sale of property and equipment	6,472	—
Other	(1,037)	(1,844)

	(3,458)	(22,756)
Cash flows from financing activities:
Principal payments of long-term debt	(1,023)	(1,706)
Dividends paid on common stock	—	(981)
Net draws on revolving credit facility	10,276	27,965
Net draws on Revolving B Loan	10,000	—
Other	(2,464)	2,115

	16,789	27,393
Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	16	(22,983)
Balance, beginning of period	111	23,083

Balance, end of period	$127	$100

Investor Contacts:	Peter Reno, Chairman of Interim Operating Committee
Anchor Glass Container Corporation
813/882-7811

Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212/838-3777